UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: June 27, 2014

(Date of earliest event reported)

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124878	59-3796143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina

(Address of principal executive offices)

28078

(Zip Code)

(704) 992-2000

Registrant’s telephone number, including area code:

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Asset Purchase Agreement with Kirks Tire Ltd.

On June 27, 2014, TriCan Tire Distributors Inc. (“TriCan”), an indirect wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings” or the “Company”) entered into an Asset Purchase Agreement (the “Kirks Tire Purchase Agreement”) with Kirks Tire Ltd., a corporation formed under the laws of the Province of Alberta (“Kirks Tire”), and the shareholders and principals of Kirks Tire, pursuant to which TriCan agreed to acquire the wholesale distribution business of Kirks Tire. Kirks Tire is engaged in (i) the wholesale distribution of tires, tire parts, tire accessories and related equipment and (ii) the retail sale, distribution and installation of tires, tire parts and tire accessories and the manufacturing and sale of retread tires. Kirks Tire’s retail operations were not acquired by TriCan and will continue to operate under its current ownership.

Simultaneous with the signing of the Kirks Tire Purchase Agreement, the parties closed the acquisition for aggregate cash consideration of approximately $73.0 million (the “Kirks Tire Purchase Price”). The Kirks Tire Purchase Price was funded through borrowings under the Company’s existing ABL credit facility. The Kirks Tire Purchase Price is subject to certain post-closing adjustments, including, but not limited to, working capital adjustments. Neither Holdings, TriCan nor any of their affiliates has had a material relationship with Kirks Tire, other than in respect of the Kirks Tire Purchase Agreement.

Asset Purchase Agreement with Regional Tire Distributors (Edmonton) Inc.

On June 27, 2014, TriCan entered into an Asset Purchase Agreement (the “RTD Edmonton Purchase Agreement”) with Regional Tire Distributors (Edmonton) Inc. (“RTD Edmonton”), a corporation formed under the laws of the Province of Alberta, and the shareholders and principals of RTD Edmonton, pursuant to which TriCan agreed to acquire the wholesale distribution business of RTD Edmonton. RTD Edmonton is a wholesale distributor of tires, tire parts, tire accessories and related equipment.

Simultaneous with the signing of the RTD Edmonton Purchase Agreement, the parties closed the acquisition for aggregate cash consideration of approximately $31.9 million (the “RTD Edmonton Purchase Price”). The RTD Edmonton Purchase Price was funded through borrowings under the Company’s existing ABL credit facility. The RTD Edmonton Purchase Price is subject to certain post-closing adjustments, including, but not limited to, working capital adjustments. Neither Holdings, TriCan nor any of their affiliates has had a material relationship with RTD Edmonton, other than in respect of the RTD Edmonton Purchase Agreement.

Asset Purchase Agreement with Regional Tire Distributors (Calgary) Inc.

On June 27, 2014, TriCan entered into an Asset Purchase Agreement (the “RTD Calgary Purchase Agreement”) with Regional Tire Distributors (Calgary) Inc. (“RTD Calgary”), a corporation formed under the laws of the Province of Alberta, and the shareholders and principals of RTD Calgary, pursuant to which TriCan agreed to acquire the wholesale distribution business of RTD Calgary. RTD Calgary is a wholesale distributor of tires, tire parts, tire accessories and related equipment.

Simultaneous with the signing of the RTD Calgary Purchase Agreement, the parties closed the acquisition for aggregate cash consideration of approximately $20.7 million (the “RTD Calgary Purchase Price”). The RTD Calgary Purchase Price was funded by borrowings under the Company’s existing ABL credit facility. The RTD Calgary Purchase Price is subject to certain post-closing adjustments, including, but not limited to, working capital adjustments. Neither Holdings, TriCan nor any of their affiliates has had a material relationship with RTD Calgary, other than in respect of the RTD Calgary Purchase Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Please refer to Item 1.01 for a description of the closing of the acquisitions, which is responsive to this Item 2.01.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Holdings intends to file the financial statements of Kirks Tire, RTD Edmonton and RTD Calgary required under this item pursuant to an amendment to this Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

Holdings intends to file any pro forma financial information related to the Kirks Tire, RTD Edmonton and RTD Calgary acquisitions that is required under this item pursuant to an amendment to this Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC. (Registrant)

July 3, 2014	By:	/s/ JASON T. YAUDES
		Name:	Jason T. Yaudes
		Title:	Executive Vice President and Chief Financial Officer